Exhibit 99.1

FEDERAL-MOGUL BOARD OF DIRECTORS ELECTS

MICHAEL T. BRODERICK CEO, GLOBAL AFTERMARKET DIVISION

SOUTHFIELD, Michigan, June 11, 2012..... The Board of Directors of Federal-Mogul Corporation (NASDAQ: FDML), a global supplier of powertrain and safety technologies, and of leading brands in the worldwide automotive aftermarket, today announced the election of Michael T. Broderick to the position of Chief Executive Officer, Federal-Mogul Aftermarket Division effective June 25, 2012. He will fill the role established in March 2012 when the Board of Directors announced its decision to modify the company’s corporate structure to create a separate and independent Aftermarket division. Mr. Broderick will report to the company’s Board of Directors. Federal-Mogul’s Aftermarket business is one of the largest independent global suppliers of leading, premium-branded automotive parts, with global sales of $2.3 billion in 2011. The company manufactures and distributes more than 20 of the world’s most recognized auto parts brands, including ANCO® wiper blades, Champion® spark plugs, MOOG® chassis parts and Wagner® brake products.

“The Board is pleased to welcome Mike to Federal-Mogul and we look forward to his strong leadership in establishing an independent aftermarket division that leverages the company’s premium products and leading brands to drive growth and strong customer loyalty,” said Carl C. Icahn, Chairman of Federal-Mogul’s Board of Directors.

Mr. Broderick joins Federal-Mogul after 20 years of experience in the automotive aftermarket in positions of increasing responsibility at two of the world’s largest aftermarket parts and service products distributors. He was most recently president of CARQUEST, a leading automotive aftermarket distributor. Prior to joining CARQUEST, Mr. Broderick held senior executive sales and operations positions during his sixteen-year tenure at AutoZone, Incorporated.

“On behalf of the Federal-Mogul organization we congratulate and welcome Mike and look forward to working with him to strengthen Federal-Mogul’s position as a preferred supplier to the global independent aftermarket,” said Rainer Jueckstock, CEO of Federal-Mogul’s OE Division.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technology and innovation to improve fuel economy, reduce emissions and enhance vehicle safety. The company serves the world’s foremost original equipment manufacturers of automotive, light, medium-, heavy-duty, aerospace, marine, rail and off-road vehicles; and industrial, agricultural and power-generation equipment; as well as providing well-known brands in the global aftermarket. Federal-Mogul’s world-class global engineering, lean manufacturing and distribution network deliver best-in-class quality products and services at competitive cost. The company’s sustainable global profitable growth strategy creates value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, United States and employs 45,000 people in 34 countries. The company’s website is www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

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CONTACTS:	Jim Burke (248) 354-4530 for media questions
David Pouliot (248) 354-7967 for investor questions